ASAHI GLASS COMPANY ACQUIRES LICENSE FOR
       RESEARCH FRONTIERS' SPD-SMART GLASS TECHNOLOGY
   FOR USE IN SUNROOFS AND OTHER AUTOMOTIVE GLASS PRODUCTS


Tokyo, Japan and Woodbury, NY - May 15, 2006. Research Frontiers Incorporated (Nasdaq: REFR) announced today that the Asahi Glass Company, Ltd. (Tokyo Stock Exchange: 5201: JP) has acquired a worldwide non-exclusive license to use Research Frontiers' patented SPD-Smart light-control technology for various automotive glass products, including sunroofs and other roof glass systems, as well as use in automotive windows. In December 2003, under sublicense from their subsidiary AGC Automotive Americas, Asahi began to evaluate and test the production of SPD-Smart sunroof and other automotive glass products, and has now become directly licensed by Research Frontiers to produce such products for its customers. The minimum annual royalties and other license terms were not disclosed

Users of SPD-Smart products can manually or automatically
"tune" the amount of light, glare and heat that passes through glass or plastic. SPD-Smart products offer functional and aesthetic benefits such as savings on heating and cooling expenses, reduced fading of interior fabrics and other materials, noise-attenuation and impact-resistance, as well as the ability to control light and glare without losing prized views.

The markets for automotive glass are large and growing as glass becomes a higher percentage of vehicle content. More vehicles are equipped with sunroofs, and auto makers are introducing larger sunroofs, glass roof panels, and all-glass roof systems in their vehicles. Worldwide automotive sunroof sales are expected to reach almost 15 million units in 2006, and grow to over 110 million square feet by 2010.
Asahi Glass is the world's largest producer of flat glass for both architectural and automotive applications.

About Asahi Glass Company, Ltd.

Asahi Glass Company, Ltd. was established in 1907 and was Japan's first commercial manufacturer of flat glass.
Since then, the company has expanded its operations to include chemicals, as well as glass for construction materials, automobiles and display glass for cathode ray tubes, liquid crystal displays, plasma display panels and other applications. Capitalizing on its glass materials and processing technologies, the Company also diversified into the electronics field.
Today, Asahi Glass is a multinational corporation with operations centering on glass, electronics and displays, and chemicals, and has a global network of 200 subsidiaries and affiliates in Japan and 24 other countries. For its fiscal year ending December 31, 2005, Asahi Glass Company had sales of JY 1,572 billion
($13.3 billion) and employed 56,900 people worldwide.
The Asahi group of companies is the largest flat glass manufacturer in the world. Asahi Glass is the parent corporation of AGC Automotive Americas and Glaverbel,SA, both of which are also existing licensees of Research Frontiers.

About SPD Technology and Research Frontiers Incorporated

Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast(TM) SPD-Smart(TM) light-control glass and plastic products. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly and precisely control the shading of glass/plastic manually or automatically. SPD technology has numerous product applications, including: SPD-Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades, and rear-view mirrors; aircraft and marine windows and window shades; eyewear products; and flat panel displays for electronic products. SPD-Smart film technology was awarded a "Best of What's New Award" from Popular Science magazine for home technology and was also recognized as one of the top new technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 450 patents and patent applications held by RFI worldwide. Currently
35 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, film, or end-products. Information about Research
Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section
21E of the Securities Exchange Act of 1934, as amended.
Actual results could differ and are not guaranteed.
Any forward-looking statements should be considered accordingly. SPD-SmartTM, VaryFastTM, SPD-SmartGlassTM,
Powered by SPDTM, The View of the Future - Everywhere
You LookTM and Visit SmartGlass.com - to change your view of the world(TM) are trademarks of Research Frontiers Incorporated.

Contact:
Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
516-364-1902
info@SmartGlass.com